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                       SUBSIDIARIES OF E-CRUITER.COM INC.



1. 3451615 Canada Inc. (formerly E-Cruiting Software Inc.), incorporated under the laws of Canada.

2. E-Cruiter.com USA Inc., incorporated under the laws of the State of Delaware.